Exhibit 99.1

APTIV ANNOUNCES LEADERSHIP APPOINTMENTS
Joseph Massaro Named Vice Chairman, Engineered Components Group
Varun Laroyia Named Executive Vice President and Chief Financial Officer

DUBLIN, Nov. 7, 2024 – Aptiv PLC (NYSE: APTV) a global technology company focused on making the world safer, greener, and more connected, is announcing executive appointments, effective tomorrow, that strengthen leadership in key product lines and bring additional proven talent to Aptiv to enhance performance and value creation.

•Joseph Massaro, most recently Vice Chairman, Business Operations, and Chief Financial Officer of Aptiv, has been named Vice Chairman, Engineered Components Group (“ECG”), which includes the Company’s portfolio of interconnect and cable management solutions. In 2016, Mr. Massaro was appointed Chief Financial Officer of Aptiv and later assumed management responsibilities for Supply Chain Management, Information Systems, and Global Business Services.

•Varun Laroyia is joining the Company as Executive Vice President and Chief Financial Officer, succeeding Mr. Massaro. Mr. Laroyia most recently served in senior finance and operating management roles at LKQ Corporation, a leading global provider of alternative and specialty parts to repair and accessorize automobiles and other vehicles.

“The appointments announced today enable us to capitalize on the strong team within our organization and the benefits of new talent to ensure we are best positioned to advance Aptiv’s market leadership and deliver value creation,” said Kevin Clark, Chairman and Chief Executive Officer.

“Joe has been an important partner to me in driving transformation and execution in a dynamic environment. In his new role, we can more deeply tap into his business acumen and operating expertise to accelerate the growth of our Engineered Components product portfolio. Varun has a proven track record of instilling operating discipline, expanding profit margins and increasing shareholder returns. Combined with his leadership experience across complex global organizations, including those which serve very competitive industries, he is the right person to serve as Aptiv’s next CFO and build on the solid financial foundation we have in place,” continued Mr. Clark.

Over his more than ten years with Aptiv, Mr. Massaro has helped guide the Company through significant change, spearheading growth initiatives and driving operational excellence and resiliency across its global business.

Mr. Massaro said, “I am excited to lead the Engineered Components Group and look forward to working with Varun and the broader executive and ECG teams in my new role. ECG’s broad portfolio of high-growth, high-margin products provide significant opportunity to accelerate growth through both organic and inorganic initiatives that drive further penetration of the transportation, aerospace and defense, telecommunications, and industrial markets.”

Mr. Laroyia is a seasoned finance and operating executive with decades of successful leadership across global companies.

Mr. Laroyia said, “Aptiv’s world-wide reach and technology portfolio of safe, green, and connected full-system solutions uniquely position the company to address its customers’ most challenging needs. I look forward to lending my expertise to further strengthen Aptiv’s competitive position, improve our profitability, and deliver value for our customers and to our shareholders.”

About Joseph Massaro
In November 2024, Joseph R. Massaro was named Vice Chairman, Engineered Components. In this role, Mr. Massaro is responsible for developing and executing growth strategies for ECG’s Connection Systems, HellermannTyton, Winchester Interconnect, and Intercable Automotive Solutions businesses.

In March 2016, Mr. Massaro was appointed Senior Vice President and Chief Financial Officer, overseeing all Finance and Accounting functions, and subsequently assumed responsibility for Supply Chain Management, Information Systems, Global Business Services. In September 2020, he also assumed the role of Senior Vice President, Business Operations, and in 2024, was elevated to Vice Chairman, Business Operations and Chief Financial Officer.

Mr. Massaro joined the Company in 2013 as Vice President, Internal Audit, and was appointed Vice President, Corporate Controller in 2014.

Prior to Aptiv, Mr. Massaro held senior finance and operational leadership roles at Liberty Lane Partners, ThermoFisher Scientific Inc. and Fisher Scientific International Inc. He began his career at PricewaterhouseCoopers where he was a Managing Director in the firm's Transaction Services practice.

Mr. Massaro received a Bachelor’s Degree in Finance and Economics from Bentley University, and a Master of Business Administration and Master’s in Accounting from Northeastern University.

About Varun Laroyia
Before being appointed Executive Vice President and Chief Financial Officer of Aptiv in November 2024, Mr. Laroyia spent seven years with LKQ Corporation. He joined LKQ in 2017 as Executive Vice President and Chief Financial Officer where he dramatically improved working capital efficiency and cash flow, implemented portfolio actions, and drove a value creating capital allocation strategy. He was named Chief Executive Officer of LKQ Europe in 2022, leading the largest distributor of automotive mechanical parts in Europe.

Prior to LKQ, Mr. Laroyia served as Chief Financial Officer of CBRE Group Inc.’s Global Workforce Solutions (“GWS”) business following CBRE’s acquisition of GWS from Johnson Controls Inc., and prior to that, in a variety of roles of increasing responsibility at Johnson Controls, Gateway, General Electric and KPMG in Europe and North America.

Mr. Laroyia received a Master of Business Administration in Marketing and Strategy from Cardiff Business School, University of Wales, and a Bachelor of Commerce (Honors) in Accounting and Economics from Shri Ram College of Commerce, University of Delhi.

About Aptiv
Aptiv PLC (NYSE: APTV) is a leading global technology company serving transportation, aerospace and defense, telecommunications, and industrial markets. We deliver world-class products, platforms, and full-system solutions that solve our customers’ toughest challenges through the Aptiv, Wind River, HellermannTyton, Intercable Automotive Solutions, and Winchester Interconnect brands. Our industry-leading sensor-to-cloud portfolio supports mission-critical systems globally, enabling a software-defined future that is safe, green, and connected. Visit www.aptiv.com for more information.

# # #

Media Contact:
Lisa Scalzo
Lisa.Scalzo@aptiv.com

3